Exhibit 10.20
RGA REINSURANCE COMPANY
AUGMENTED BENEFIT PLAN

Effective January 1, 2009, as amended January 29, 2010 and January 18, 2017
WHEREAS, RGA Reinsurance Company (“Company”) previously established the RGA Reinsurance Company Augmented Benefit Plan (“Plan”);
WHEREAS, the Company desires to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, effective January 1, 2009, the Plan is amended in its entirety to read as follows:

RGA REINSURANCE COMPANY
AUGMENTED BENEFIT PLAN
Table of Contents

RGA REINSURANCE COMPANY
AUGMENTED BENEFIT PLAN

1.	INTRODUCTION.

1.1    Purpose    In order to attract and retain highly qualified management staff, the Company wishes to provide an arrangement under which such Managers may become eligible to receive substantial nonqualified retirement and/or welfare benefits. Further, the Company wishes to ensure that any Manager shall be made whole for any benefits limited by the application of law or as a result of such Manager’s participation in certain plans maintained by the Company.

2.	DEFINITIONS.

2.1    “Augmented Benefit” or “Benefit” means the sum of a Manager’s Profit Sharing Plan Benefit, Pension Plan Benefit and Committee Approved Benefit.

2.2    “Beneficiary” means a person or persons (natural or otherwise) designated by a Manager in accordance with the provisions of Section 5 herein to receive any benefit which shall be payable under this Plan upon a Manager’s death.

2.3    “Code” means the Internal Revenue Code of 1986, as amended.

2.4    “Committee” means the committee described in Section 14.

2.5    “Committee Approved Benefit” means any benefit not specified in this Plan which shall be provided to a Manager as may be determined by the Committee in the exercise of its sole discretion.

2.6    “Company” means RGA Reinsurance Company, a Missouri corporation.

2.7    “Deferred Compensation Plan” means a nonqualified salary reduction plan maintained by the Company.

2.8    “Employer” means the Company and any other entity affiliated with the Company which has, with the consent of the Board of Directors of the Company, adopted the Plan.

2.9    “Manager” means an individual classified by the Employer as an employee who is eligible to participate in the Plan in accordance with Section 3.

2.10    “Pension Plan” means the RGA Performance Pension Plan, as amended or renamed from time to time.

2.11    “Pension Plan Benefit” means the difference between:

(a)benefits which would have accrued on behalf of a Manager under the Pension Plan with the following adjustments:

(i)	in the absence of the limitations provided by Sections 415 and 401(a)(17) of the Code, and

(ii)	had such Manager not reduced his or her compensation pursuant to a Deferred Compensation Plan; and

(b)benefits actually accrued on behalf of a Manager under the Pension Plan.

2.12    “Plan” means this RGA Reinsurance Company Augmented Benefit Plan as it may be amended from time to time.

2.13    “Profit Sharing Plan”
means the RGA Profit Sharing Plan, as amended or renamed from time to time.
2.14    “Profit Sharing Plan Benefit” means the bookkeeping account maintained by the Employer on behalf of a Member reflecting an Opening Balance Credit (if applicable), Annual Credits and Investment Credits; provided however, that the existence of such book entries shall not be deemed to create a trust of any kind, or a fiduciary relationship between the Employer and a Manager or his or her Beneficiary.

a.A Manager’s Opening Balance Credit, if any, shall be an amount equal to the Manager’s Qualified Plan Benefit as determined under the terms of the Plan in effect on December 31, 2001, attributable to the Profit Sharing Plan.

b.For each calendar year on and after January 1, 2002, a Member’s Annual Credit shall be an amount equal to the excess (if any) of:

i.
The total Employer contribution (matching and profit sharing) which would have been contributed to the Member’s account under the Profit Sharing Plan (A) in the absence of the limitations provided by Sections 415 and 401(a)(17) of the Code and (B) had such Manager not reduced his or her compensation pursuant to a Deferred Compensation Plan, over

ii.
The total Employer contribution (matching and profit sharing) actually contributed to the Participant’s account under the Profit Sharing Plan and/or credited to the Member’s account under a Deferred Compensation Plan.

The Employer shall credit a Member’s account with an Annual Credit as soon as administratively practicable after the end of the calendar year to which it relates.
c.As of such dates as designated by the Committee from time to time, a Member’s account shall be credited or debited with an Interest Credit based upon a hypothetical investment in any one or more of the investment options made available under the Plan by the Committee and as elected by a Member.

2.15    “Qualified Retirement Plan” means both the Profit Sharing Plan and the Pension Plan.

2.16    “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the Company’s established methodology for determining specified employees.

2.17    “Termination Date” means the date the employment of the Member with the Company and any of its subsidiaries terminates. The determination as to whether a Member has had a termination of employment shall be made in accordance with the rules and procedures under Section 409A of the Code and the regulations promulgated thereunder.

3.	ELIGIBILITY.
A Manager shall be eligible to participate in the Plan if he or she is (a) subject to the income tax laws of the United States, (b) a member of a select group of highly compensated or management employees of the Company, and (c) employed full-time in a position that is at the vice president level or above in the Company’s salary administration system; provided that, a non-resident alien is not eligible to participate in the Plan.

4.	PAYMENT OF AUGMENTED BENEFIT.

4.1    Profit Sharing Plan Benefit and Committee Approved Benefit. A Participant’s Profit Sharing Plan Benefit and Committee Approved Benefit shall be paid in a lump sum upon his or her Termination Date.

4.2    Pension Plan Benefit.

(a)Group A Participant. With respect to a Manager who is a Group A Participant under the Pension Plan, his or her Pension Plan Benefit shall be paid in an annuity commencing as the latest of (1) January 1, 2009, (2) his or her normal retirement date under the Pension Plan or (3) the first day of the month following his or her Termination Date. Notwithstanding the above, a Manager may elect no later than December 31, 2008, to have his or her Pension Plan Benefit commence as of an earlier retirement date available under the Pension Plan. If a Manager makes such an election but is not eligible to commence benefits as of such earlier retirement date under the Pension Plan at the time of his or her Termination Date, the Manager’s Pension Plan Benefit shall commence as of his or her normal retirement date under the Pension Plan.
(b)Group B Participant. With respect to a Manager who is a Group B Participant under the Pension Plan, the portion of his or her Pension Plan Benefit which relates to the Performance Pension Account under the Pension Plan shall be paid in a lump sum upon his or her Termination Date, and the portion of his or her Pension Plan Benefit which relates to the Traditional Benefit under the Pension Plan shall be paid in accordance with Section 4.2(a) as if he or she were a Group A Participant under the Pension Plan.

(c)Group C Participant. With respect to a Manager who is a Group C Participant under the Pension Plan, his or her Pension Plan Benefit shall be paid in a lump sum upon his or her Termination Date.

(d)Special Accrual. The Managers listed on Exhibit A are Group C Participants under the Pension Plan. Any Pension Plan Benefit to which he or she is otherwise entitled under this Plan shall be paid in accordance with Section 4.2(c) above. In addition to such benefit (if any), such Manager shall also be entitled to a special accrual which shall be treated as a Traditional Benefit under the Pension Plan and shall be paid in an annuity commencing as of the later of (1) his or her normal retirement date under the Pension Plan or (2) the first day of the month following his or her Termination Date. Such accrual shall be equal to twenty-five percent (25%) of the accrual that would be due to such Manager under the Pension Plan and this Plan if he or she had accrued a year of service under the Traditional Benefit formula in 1995, based on his or her Final Average Compensation at the time of benefit commencement. For a Manager who is not actively employed on January 1, 2017 and is past his or her normal retirement date on such date, he or she shall receive a lump sum in 2017 equal to the monthly payments he or she would have received had monthly annuity payments commenced as of the later of his or her normal retirement date or his or her Termination Date, with monthly payments to continue thereafter in accordance with the terms of the annuity form of benefit. A reasonable rate of interest determined by the administrator shall be applied to determine the amount of such lump sum.

4.3    Specified Employees. Notwithstanding any provision in the Plan, payment of benefits shall not be made or commence under the Plan prior to the date which is 6 months after the date of a Member’s date of termination of employment in the case of a Member who is determined to be a Specified Employee at the time of his or her Termination Date. In such case, any payments that would have been made during such six-month period shall be made in a single lump sum payment on the day after the last day of such six-month period and shall be adjusted for interest based on the applicable interest rate set forth in the Pension Plan for determining lump sum payments.

4.4    Death Benefits. Upon a Member’s death prior to payment of benefits hereunder, his or her Profit Sharing Plan Benefit and Committee Approved Benefit shall be paid to his or her Beneficiary in a lump sum as of the first day of the month following his or her death. With respect to the Member’s Pension Plan Benefit, the Beneficiary shall receive the following:

•	A lump sum, payable as of the first day of the month following the Member’s death, equal to the value of his or her Pension Plan Benefit which relates to his or her Performance Pension Account;

•
If the Member is married on his or her death, a monthly annuity for the life of the Member’s spouse, commencing as of the earliest date benefits could have commenced to the Member had he or she terminated employment other than due to death, equal to the Qualified Pre-Retirement Survivor Annuity payable under the Pension Plan with respect to the Member’s Traditional Benefit, determined with the following adjustments:

◦	in the absence of the limitations provided by Sections 415 and 401(a)(17) of the Code, and

◦	had such Manager not reduced his or her compensation pursuant to a Deferred Compensation Plan; and

◦
reduced by the monthly payments the Beneficiary would receive pursuant to the Qualified Pre-Retirement Survivor Annuity under the Pension Plan if it commenced as of the same date as the benefit payable hereunder.

4.5    Fixed Payment Dates. All payments due and payable under this Plan on a fixed date shall be deemed to be made upon such fixed date if such payment is made on such date or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the Member or Beneficiary is not entitled, directly or indirectly, to designate the taxable year of the payment).

4.6    Vesting. A Manager’s Pension Plan Benefit under this Plan shall be vested only if and to the extent the Manager’s benefits under the Pension Plan are vested. A Manager’s Profit Sharing Plan Benefit under this Plan shall be vested only if and to the extent the Manager’s benefits under the Profit Sharing Plan are vested.

5.	BENEFICIARY.

Any portion of an Augmented Benefit provided by this Plan shall be subject to the beneficiary or survivor provisions of the applicable Qualified Retirement Plan hereby augmented.
Notwithstanding the foregoing, such portion of an Augmented Benefit derived from a Committee Approved Benefit shall be subject to such designation of Beneficiary provision or rights as may be determined applicable by the Committee.

6.	NAMED FIDUCIARY AND CLAIMS PROCEDURE.

6.1    Named Fiduciary. The Committee or such other person or entity designated by the Committee shall serve as the Named Fiduciary of the Plan for purposes of the claims procedure under this Plan.
(a)The business address and telephone number of the Named Fiduciary under this Plan is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, telephone (636) 736-7300.

(b)The Company shall have the right to change the Named Fiduciary of the Plan. The Company shall give the Manager written notice of any change of the Named Fiduciary, or any change in the address and telephone number of the Named Fiduciary.

6.2    Claim for Benefits. A Participant, beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the Named Fiduciary setting forth his or her claim.

6.3    Denial of Benefits. Upon receipt of a claim, the Named Fiduciary shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the Named Fiduciary may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Named Fiduciary shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Named Fiduciary expects to render the benefit determination.

6.4    Notice of Denial. If the claim is denied in whole or in part, the Named Fiduciary will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a.)the specific reason or reasons for the denial;
(b.)the specific references to pertinent Plan provisions on which the denial is based;
(c.)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;
(d.)appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and
(e.)the time limits for requesting a review of the denial and for the actual review of the denial.

6.5    Appeal. Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Company (“Secretary”) review the Named Fiduciary’s prior determination. Such request must be addressed to the Secretary at the Company at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Named Fiduciary in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Named Fiduciary making its initial claims decision, without regard to whether such instrument was actually relied upon by the Named Fiduciary in making its decision or (iii) demonstrates compliance by the Named Fiduciary with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Named Fiduciary’s determination within such sixty day period, he or she shall be barred and estopped from challenging such determination.

6.6    Appeal Process. The decision on review of the denied claim shall promptly be made by the Named Fiduciary:

(a)within sixty (60) days after the receipt of the request for review if no hearing is held; or

(b)within one hundred twenty (120) days after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.

i.
If an extension of time is necessary in order to hold a hearing, the Named Fiduciary shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

ii.
The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on Claimant’s appeal. The notice shall also specify the place, date, and time of that hearing and the Claimant’s opportunity to participate in the hearing. It may also include any other information the Named Fiduciary believes may be important or useful to the Claimant in connection with the appeal.

6.7    Decision on Appeal. Within a reasonable period of time, ordinarily not later than sixty days, after the Secretary’s receipt of a request for review, it will review the Named Fiduciary’s prior determination. If special circumstances require that the sixty day time period be extended, the Secretary will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Secretary expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Secretary extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

Benefits under the Plan will be paid only if the Secretary decides in its discretion that the Claimant is entitled to such benefits. The decision of the Secretary shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant.
If the Secretary makes an adverse benefit determination on review, the Secretary will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)the specific reason or reasons for the denial;

(b)the specific references to pertinent Plan provisions on which the denial is based;

(c)a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which

(i)	was relied upon by the Secretary in making its decision,

(ii)	was submitted, considered or generated in the course of the Secretary making its decision, without regard to whether such instrument was actually relied upon by the Secretary in making its decision or

(iii)
demonstrates compliance by the Secretary with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

The Named Fiduciary and Secretary shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively.

7.	NATURE OF EMPLOYER’S OBLIGATION.

The Employer’s obligations under this Plan shall be limited to an unfunded and unsecured promise to pay. The Employer shall not be obligated under any circumstances to fund its financial obligations under this Plan. Any assets which the Employer may acquire to help cover its financial liabilities are and remain general assets of the Employer, subject to the claims of creditors. Neither the Employer nor the Plan gives the Manager any beneficial ownership interest in any asset of the Employer. All rights of ownership in any such assets are and remain in the Employer.

8.	EMPLOYMENT RIGHTS.

This Plan shall not be deemed to create a contract of employment between the Employer and the Manager and shall create no right in the Manager to continue in the Employer’s employ for any specific period of time, or to create any other rights in the Manager or obligations on the part of the Employer, except as are set forth in this Plan. Nor shall this Plan restrict the right of the Employer to terminate the Manager or restrict the right of the Manager to terminate his or her employment.

9.	MANAGER’S RIGHT TO ASSETS.

The rights of a Manager shall be solely those of an unsecured general creditor of the Employer. The Manager has no right to look to any specific or special property to satisfy a claim for benefit payments. The Manager agrees that he or she shall have no rights or beneficial ownership interest whatsoever in any general asset that the Employer may acquire or use to help support its financial obligations under this Plan. Any such general asset used or acquired by the Employer in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of any Manager. Nor shall any such general asset be considered security for the performance of the obligations of the Employer. Any such asset shall remain a general, unpledged, and unrestricted asset of the Employer. The Manager also understands and agrees that his or her participation in the acquisition of any such general asset for the Employer shall not constitute a representation to any Manager that any Claimant has a special or beneficial interest in such general asset.

10.	INDEPENDENCE OF BENEFITS.

The benefits payable under this Plan shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any other employment agreements that now exist or may hereafter exist from time to time between the Employer and the Manager. This Plan does not involve a reduction in salary or foregoing of an increase in future salary by the Manager. Nor does the Plan in any way affect or reduce the existing and future compensation and other benefits of the Manager.

11.	ASSIGNABILITY.

Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Employer.

12.	ADMINISTRATION.

12.1    Administrator. The Company shall be responsible for and shall control and manage the operation and administration of the Plan. The Board of Directors of the Company shall appoint individuals to the Committee to act as the agent of the Company in performing these duties.

12.2    Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Committee shall interpret the Plan and shall have the discretionary authority to determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to questions of eligibility and the status and rights of participants, beneficiaries, and other persons. Any such determination by the Committee shall presumptively be conclusive and binding on all persons.

13.	ASSUMPTION OF LIABILITIES UNDER PREDECESSOR PLAN.

If a Manager first began employment with the Employer on the initial effective date of this Plan, and if the Manager had earned a benefit under the General American Life Insurance Company Augmented Benefit Plan as of the initial effective date of this Plan, the Manager shall receive such benefit under this Plan instead of under the General American Life Insurance Company Augmented Benefit Plan.

14.	AMENDMENT.

The Company may amend or terminate this Plan at any time; however, any amendment or termination will not affect the benefits accrued as of the date of amendment or termination of a Manager who is receiving or entitled to receive benefits under the Plan on such date. Any distribution of benefits upon termination shall be solely in accordance with Code Section 409A and the rules and regulations promulgated thereunder.

15.	LAW GOVERNING.

Construction of the Plan shall be governed by the laws of the State of Missouri. All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.
IN WITNESS WHEREOF, the Company has caused this restatement to be executed as of ____________________, 2008.
RGA REINSURANCE COMPANY

By:
President and Chief Executive Officer

EXHIBIT A
Richard C. Harder
Eleesa B. Perez
George William Boyd
John P. Laughlin
Gary A. Seifert
Darlene M. Desroches
Susan L. Nieman
Jean M. Nolan
Larry Fischer
Stephen A. Zonca
Frank A. Alvarez
Doris J. Azarcon